Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

SECOND QUARTER FISCAL 2017 RESULTS

THE WOODLANDS, TEXAS, Tuesday, September 6, 2016 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2017 second quarter (Q2 FY 2017) ended July 31, 2016.

Q2 FY2017 Financial Highlights

•

Reported net loss from continuing operations for Q2 FY 2017 was ($5.3) million, or ($0.26) per share, compared to ($23.5) million, or ($1.19) per share, for Q2 FY 2016. Included in Q2 FY 2017 results were $1.0 million in restructuring costs, or $(0.05) per share, primarily related to Water Resources and Heavy Civil. Q2 FY 2016 results included $16.5 million in costs, or $(0.84) per share, related to asset impairments within Water Resources and restructuring costs including Mineral Services' plan to exit its Africa business.

•

Adjusted EBITDA (a non-GAAP financial measure as defined below) increased 43% to $7.7 million in Q2 FY 2017 compared to $5.4 million in Q2 FY 2016. Current quarter results included a $2.2 million reversal of a value added tax expense previously incurred in Mineral Services.

•

Consolidated revenues declined 10% to $159.0 million in Q2 FY 2017 from $176.3 million in Q2 FY 2016, due to declines in Heavy Civil resulting from the continuing shift towards more selective opportunities, and lower revenues in Mineral Services as a result of the ongoing softness in global commodity prices.  Inliner’s revenue increased 27% compared to the prior year due to increased activity levels.

•

Unallocated corporate expenses reflected in our Adjusted EBITDA calculation continued to decline, benefiting from Layne’s overall cost reduction efforts, and were $6.7 million in Q2 FY 2017 compared to $8.9 million in Q2 FY 2016.

•

As of July 31, 2016, cash and cash equivalents were $58.9 million, and total debt was $160.6 million.  Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $125.5 million at July 31, 2016, compared to $126.1 million at April 30, 2016.

•

Total backlog was $286.6 million at July 31, 2016 compared to $316.1 million at April 30, 2016 and $380.9 million at July 31, 2015.   The decrease in backlog was largely related to a decline in Heavy Civil as a result of the continuing strategic shift towards more selective opportunities, as well as a decrease in Water Resources due to reduced drilling activity in California.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “Our second quarter results reflect a number of positive accomplishments in three of our four operating divisions, partially offset by operational headwinds in our Water Resources division.  Water Resources’ margins were impacted by a combination of reduced activity in California and within the energy sector, as well as execution issues on three complex projects.  Inliner delivered another quarter of strong performance driven by increased revenues and improved margins.  We also made further progress in transforming our Heavy Civil division as cost reductions, risk management initiatives and improved project execution produced positive results.  Heavy Civil generated sequential improvement and positive Adjusted EBITDA for the second consecutive quarter, the first time in more than two years, and our Minerals Services division is seeing a pick-up in activity in Brazil.

“We remain committed to reducing our cost structure, and we are intensely focused on executing the business performance improvement initiative that we launched last quarter within Water Resources.  Our objective is to take advantage of our water expertise and realigned Water Resources operating structure in order to more effectively leverage our national operating platform.  We are focused on improving profitability by strengthening our sales force, reducing our cost structure and improving utilization and job execution.  While we’re confident our water-related business is an excellent platform and strategically on the right path, there is clearly more work to be done in this division over the next several quarters.  We believe we are taking the right actions to rectify these issues and we expect to see continued progress throughout the year.  Our overall consolidated financial performance is also expected to improve and we remain committed to returning Layne to profitability in fiscal year 2018.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2016	2015	2016	2015
Revenues	$159,049	$176,317	$318,788	$350,588
Cost of revenues (exclusive of depreciation, amortization, and impairment charges shown below)	(130,354)	(151,249)	(260,723)	(294,480)
Selling, general and administrative expenses (exclusive of depreciation, amortization, and impairment charges shown below)	(23,224)	(28,829)	(50,474)	(58,075)
Depreciation and amortization	(6,954)	(8,254)	(13,382)	(16,989)
Impairment charges	—	(4,598)	—	(4,598)
Restructuring costs	(1,005)	(4,361)	(1,460)	(4,551)
Equity in earnings (losses) of affiliates	458	(1,486)	1,727	(1,593)
Gain on extinguishment of debt	—	—	—	4,236
Interest expense	(4,209)	(4,295)	(8,455)	(8,147)
Other income, net	188	252	338	1,293
Loss from continuing operations before income taxes	(6,051)	(26,503)	(13,641)	(32,316)
Income tax benefit (expense)	741	2,993	(472)	2,232
Net loss from continuing operations	(5,310)	(23,510)	(14,113)	(30,084)
Net income from discontinued operations	—	5,356	—	5,372
Net loss	$(5,310)	$(18,154)	$(14,113)	$(24,712)
Earnings (loss) per share information:
Loss per share from continuing operations - basic and diluted	$(0.26)	$(1.19)	$(0.71)	$(1.53)
Earnings per share from discontinued operations - basic and diluted	—	0.26	—	0.27
Loss per share - basic and diluted	$(0.26)	$(0.93)	$(0.71)	$(1.26)
Weighted average shares outstanding - basic and dilutive	19,790	19,744	19,782	19,690

	As of
	July 31,	January 31,
(in thousands)	2016	2016
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$58,941	$65,569
Working capital	130,265	131,280
Adjusted Working Capital (excluding cash and cash equivalents)	71,324	65,711
Total assets	474,357	488,657
Total debt	160,639	159,074
Total Layne Christensen Company equity	118,578	128,658
Common shares issued and outstanding	19,805	19,789

Summary of Operating Segment Data

The following table summarizes financial information for the Company's operating segments. A discussion of the results for Q2 FY 2017 for each segment compared to the prior year period follows the table.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2016	2015	2016	2015
Revenues
Water Resources	$56,471	$60,599	$118,421	$118,751
Inliner	52,976	41,790	100,510	89,810
Heavy Civil	35,414	48,546	74,507	93,629
Mineral Services	14,318	25,981	25,573	49,505
Intersegment Eliminations	(130)	(599)	(223)	(1,107)
Total revenues	$159,049	$176,317	$318,788	$350,588
Adjusted EBITDA
Water Resources	$1,765	$7,251	$5,862	$13,368
Inliner	8,133	5,451	15,351	12,252
Heavy Civil	418	(707)	549	(2,177)
Mineral Services	4,063	2,228	4,114	4,041
Unallocated corporate expenses	(6,716)	(8,871)	(13,755)	(17,365)
Total Adjusted EBITDA	$7,663	$5,352	$12,121	$10,119

Water Resources

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2016	2015	2016	2015
Revenues	$56,471	$60,599	$118,421	$118,751
Adjusted EBITDA	1,765	7,251	5,862	13,368
Adjusted EBITDA as a percentage of revenues	3.1%	12.0%	5.0%	11.3%

Revenues for Water Resources decreased 7% during the three months ended July 31, 2016 compared to the prior year period, primarily due to reduced activity in drilling projects, as a result of the softening of the agricultural market in the western region, and reduced activity in the energy sector.

Adjusted EBITDA decreased by $5.5 million for the three months ended July 31, 2016 compared to the prior year period, primarily due to reduced revenues and margins as a consequence of reduced drilling activity in the western region, reduced activity in the energy sector, execution issues with certain drilling projects, and higher maintenance costs on equipment. Offsetting these declines was growth in the volume of the division’s repair and installation business, which typically has better margins.

Backlog was $72.6 million at July 31, 2016 compared to $91.7 million at April 30, 2016 and $105.0 million at July 31, 2015, reflecting reduced drilling opportunities in the western U.S.

Inliner

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2016	2015	2016	2015
Revenues	$52,976	$41,790	$100,510	$89,810
Adjusted EBITDA	8,133	5,451	15,351	12,252
Adjusted EBITDA as a percentage of revenues	15.4%	13.0%	15.3%	13.6%

Revenues for Inliner increased by 27% during the three months ended July 31, 2016 compared to the prior year period, primarily due to increased activity and growth in the number of crews, from 34 in the prior year to 38 in the current year. Favorable product mix with a higher volume of larger diameter pipe and a larger amount of subcontracted work contributed to increased revenues in the current quarter.

Adjusted EBITDA increased by $2.7 million for the three months ended July 31, 2016 compared to the prior year period. The increase was attributed to favorable product mix and a slight decrease in selling, general and administrative expenses.

Backlog was essentially flat at $121.5 million at July 31, 2016 compared to $121.8 million at April 30, 2016 and $118.9 million at July 31, 2015.

Heavy Civil

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2016	2015	2016	2015
Revenues	$35,414	$48,546	$74,507	$93,629
Adjusted EBITDA	418	(707)	549	(2,177)
Adjusted EBITDA as a percentage of revenues	1.2%	(1.5%)	0.7%	(2.3%)

Heavy Civil revenues decreased by 27% for the three months ended July 31, 2016 compared to the prior year period as a result of our continuing strategic shift towards more selective opportunities, including negotiated and alternative delivery contracts and less emphasis on traditional fixed-price contracts.  Additionally, delays in the start of certain projects in our backlog contributed to reduced revenues during the current year.

The improvement in Adjusted EBITDA for the three months ended July 31, 2016 compared to the prior year period was primarily due to improved job margin related to the strategic shift towards more selective opportunities where we believe we are better able to manage our risks, as well as improved project execution, and the completion of certain legacy troubled fixed-price contracts.

Backlog was $92.5 million at July 31, 2016 compared to $102.6 million at April 30, 2016 and $157.0 million at July 31, 2015.

Mineral Services

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2016	2015	2016	2015
Revenues	$14,318	$25,981	$25,573	$49,505
Adjusted EBITDA	4,063	2,228	4,114	4,041
Adjusted EBITDA as a percentage of revenues	28.4%	8.6%	16.1%	8.2%
Equity in earnings (losses) of affiliates	458	(1,486)	1,727	(1,593)

Mineral Services’ revenues decreased by 45% for the three months ended July 31, 2016 compared to the prior year period, primarily due to lower activity levels in the United States and Mexico as a result of the continued softness in global commodity prices.  Furthermore, our decision to exit from our operations in Africa and Australia during FY2016 contributed to approximately $3.9 million in revenue decline for the three months ended July 31, 2016, compared to the prior year period.

Adjusted EBITDA for the three months ended July 31, 2016 increased $1.8 million compared to the prior year period, due in large part to a $2.2 million value added tax recovery during the quarter, and higher dividends received from affiliates, which were partially offset by lower activity levels discussed above.

Equity in earnings (losses) of affiliates improved during the three months ended July 31, 2016, due to improved profitability in our Latin American affiliates.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in our Adjusted EBITDA calculation were $6.7 million for the three months ended July 31, 2016, compared to $8.9 million for the same period last year.  The improvement was primarily due to reductions in legal and professional fees, as well as reductions in compensation expense.

Use of Non- GAAP Financial Information

We use Adjusted EBITDA to assess performance which is not defined in generally accepted accounting principles (GAAP). Our measure of Adjusted EBITDA, which may not be comparable to other companies’ measure of Adjusted EBITDA, represents income or loss from continuing operations before interest, taxes, depreciation and amortization, non-cash share-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as impairment charges, restructuring costs, gain on extinguishment of debt, and certain other gains or losses, plus dividends received from affiliates. We believe that the presentation of Adjusted EBITDA included in this report helps us understand and evaluate our operating performance and trends and provides useful information to both management and investors. In addition, we use Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Adjusted EBITDA to measure compliance with certain covenants. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

The following table reconciles Adjusted EBITDA to income (loss) from continuing operations before income taxes, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

					Unallocated
Three Months Ended July 31, 2016	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$56,471	$52,976	$35,414	$14,318	$—	$(130)	$159,049

Income (loss) from continuing operations before income taxes	$(2,238)	$6,808	$103	$1,634	$(8,149)	$(4,209)	$(6,051)
Interest expense	—	—	—	—	—	4,209	4,209
Depreciation expense and amortization	3,015	1,262	428	1,801	448	—	6,954
Non-cash equity-based compensation	105	43	37	45	615	—	845
Equity in (earnings) losses of affiliates	—	—	—	(458)	—	—	(458)
Restructuring costs	603	72	4	173	153	—	1,005
Other (income) expense, net	280	(52)	(154)	(479)	217	—	(188)
Dividends received from affiliates	—	—	—	1,347	—	—	1,347
Adjusted EBITDA	$1,765	$8,133	$418	$4,063	$(6,716)	$—	$7,663

					Unallocated
Three Months Ended July 31, 2015	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$60,599	$41,790	$48,546	$25,981	$—	$(599)	$176,317

Income (loss) from continuing operations before income taxes	$(962)	$4,422	$(1,178)	$(14,422)	$(10,068)	$(4,295)	$(26,503)
Interest expense	—	—	—	—	—	4,295	4,295
Depreciation expense and amortization	3,311	1,031	655	2,788	469	—	8,254
Non-cash equity-based compensation	80	46	5	45	527	—	703
Equity in (earnings) losses of affiliates	—	—	—	1,486	—	—	1,486
Impairment charges	4,598	—	—	—	—	—	4,598
Restructuring costs	(45)	(2)	(10)	11,675	306	—	11,924
Other (income) expense, net	269	(46)	(179)	(191)	(105)	—	(252)
Dividends received from affiliates	—	—	—	847	—	—	847
Adjusted EBITDA	$7,251	$5,451	$(707)	$2,228	$(8,871)	$—	$5,352

					Unallocated
Six Months Ended July 31, 2016	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$118,421	$100,510	$74,507	$25,573	$—	$(223)	$318,788

Income (loss) from continuing operations before income taxes	$(1,938)	$12,453	$(679)	$1,287	$(16,309)	$(8,455)	$(13,641)
Interest expense	—	—	—	—	—	8,455	8,455
Depreciation expense and amortization	6,168	2,516	897	3,020	781	—	13,382
Non-cash equity-based compensation	309	294	74	94	1,321	—	2,092
Equity in (earnings) losses of affiliates	—	—	—	(1,727)	—	—	(1,727)
Restructuring costs	603	72	395	237	153	—	1,460
Other (income) expense, net	720	16	(138)	(1,235)	299	—	(338)
Dividends received from affiliates	—	—	—	2,438	—	—	2,438
Adjusted EBITDA	$5,862	$15,351	$549	$4,114	$(13,755)	$—	$12,121

					Unallocated
Six Months Ended July 31, 2015	Water		Heavy	Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Civil	Services	Expenses	Eliminations	Total
Revenues	$118,751	$89,810	$93,629	$49,505	$—	$(1,107)	$350,588

Income (loss) from continuing operations before income taxes	$1,929	$9,664	$(3,201)	$(16,974)	$(19,823)	$(3,911)	$(32,316)
Interest expense	—	—	—	—	—	8,147	8,147
Depreciation expense and amortization	6,761	2,028	1,350	5,889	961	—	16,989
Non-cash equity-based compensation	229	585	183	168	1,148	—	2,313
Equity in (earnings) losses of affiliates	—	—	—	1,593	—	—	1,593
Impairment charges	4,598	—	—	—	—	—	4,598
Restructuring costs	18	17	31	11,696	352	—	12,114
Gain on extinguishment of debt	—	—	—	—	—	(4,236)	(4,236)
Other (income) expense, net	(167)	(42)	(540)	(541)	(3)	—	(1,293)
Dividends received from affiliates	—	—	—	2,210	—	—	2,210
Adjusted EBITDA	$13,368	$12,252	$(2,177)	$4,041	$(17,365)	$—	$10,119

We also use Adjusted Working Capital, which is not determined in accordance with GAAP, as an indicator of operating efficiency and our ability to manage our receivables and inventory. Adjusted Working Capital excludes cash and cash equivalents from the traditional measure of working capital.

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Wednesday, September 7, 2016, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through September 14, 2016 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13640103#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intend," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com